                                                                    EXHIBIT 99.2
SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                  07/31/02      08/31/02     09/30/02      10/31/02     11/30/02      12/31/02
                                  --------      --------     --------      --------     --------      --------
Cooper Industries                   (5-7)%         (5-7)%        (5)%         (3-5)%       (1-3)%         (0)%
Electrical Products                 (3-5)%         (3-5)%        (3)%         (1-3)%       (0-2)%         (0)%
Tools & Hardware                  (15-17)%       (14-16)%       (13)%       (12-14)%       (6-8)%         (1)%

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED DECEMBER 31,
2002.

COOPER INDUSTRIES

Sales for the three months ended December 31, 2002, were essentially flat compared with last year.

         o        Currency translation effects were slightly positive.

ELECTRICAL PRODUCTS

Sales for the three months ended December 31, 2002, were essentially flat compared with last year.

         o Continued strength in retail markets, a result of residential construction activity and favorable channel shift, has led to increased sales of wiring devices and lighting fixtures in these markets.

         o Commercial construction remains soft resulting in lower demand for lighting fixtures, wiring devices and support structures in these markets.

         o Weakness in industrial MRO and project markets continues to impact demand for hazardous duty electrical construction materials and electrical circuit protection products. Sales of some MRO products are higher reflecting a return to more normal inventory levels after a period of inventory reductions.

         o Electronics and telecom markets remain sluggish, resulting in weak demand for enclosures. Despite these conditions, sales for circuit protection devices to serve these markets have increased due to successful new products and market penetration.

         o Market uncertainty in the power delivery portion of utility markets persists, delaying investment in distribution system products. Demand for distribution transformers and power management products remains weak.

         o Sales for European lighting fixtures and security products weakened as a result of declining European construction markets.

         o Competitive pressures continue to impact pricing in most markets.

         o        Currency translation effects were slightly positive.

TOOLS AND HARDWARE

Sales for the three months ended December 31, 2002, declined 1%, compared with last year.

         o Automotive assembly equipment shipments are returning to historical levels after a period of lower worldwide automotive capital spending.

         o Slowing industrial activity in North America and Europe has led to reduced demand for hand and power tools.

         o        Currency translation effects were slightly positive.

Note: Includes impacts of acquisitions and divestitures, when applicable.